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                                                                     EXHIBIT 3.3

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            WINK COMMUNICATIONS, INC.

        Maggie Wilderotter and Howard L. Schrott hereby certify that:

        FIRST: The original name of this corporation is Wink Communications, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is April 30, 1998.

        SECOND: They are the duly elected and acting President and Secretary, respectively, of Wink Communications, Inc., a Delaware corporation.

        THIRD: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

                                       I.

        The name of the corporation is Wink Communications, Inc.

                                       II.

        The address of the corporation's registered office in the State of Delaware is 15 E. North Street, Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

                                      III.

        The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

        This corporation is authorized to issue two classes of stock, designated Common Stock, par value $0.001 per share and Preferred Stock, par value $0.001 per share. The number of shares of Common Stock which this corporation is authorized to issue is 100,000,000. The number of shares of Preferred Stock which this corporation is authorized to issue is 18,001,250, 1,250,000 of which shall be designated



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"Series A Preferred," 2,251,250 of which shall be designated "Series B
Preferred," 4,500,000 of which shall be designated "Series C Preferred" and 5,000,000 of which shall be designated as "Series D Preferred" (Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred are referred to collectively as the "Outstanding Preferred Stock"). The remaining 5,000,000 shares of Preferred Stock shall be undesignated and may be issued from time to time in one or more series.

        The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock.

        No share or shares of Outstanding Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the corporation shall be authorized to issue.

        For any series of Preferred Stock having issued and outstanding shares after completion of the corporation's initial underwritten public offering of Common Stock, the Board of Directors is further authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series when the number of shares of such series was originally fixed by the Board of Directors, but such increase or decrease shall be subject to the limitations and restrictions stated in the resolution of the Board of Directors originally fixing the number of shares of such series, if any. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        Until such time as there are no shares of Outstanding Preferred Stock outstanding (at which time the provisions of this Article V relating to the Outstanding Preferred Stock shall be null and void), the relative rights, preferences, privileges and restrictions granted to or imposed on the respective classes of shares of capital stock or the holders thereof are as follows:

        1.      Dividends.

                (a) The holders of the Outstanding Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends at the rate of $0.128 per share of Series A Preferred per annum, $0.32 per share of Series B Preferred per annum, $0.64 per share of Series C Preferred per annum, and $0.96 per share of Series D Preferred per annum, payable in preference and priority to any payment of any dividend on Common Stock of the corporation. Such dividends shall not be cumulative, and no right to such dividends shall accrue to holders of Preferred Stock unless declared by the Board of Directors. No dividends or other distributions shall be made with



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respect to the Common Stock in any fiscal year, other than dividends payable solely in Common Stock, until:

                        (i) in the case of Series A Preferred, a dividend in the amount of at least $0.128 per share of Series A Preferred;

                        (ii) in the case of Series B Preferred, a dividend in the amount of at least $0.32 per share of Series B Preferred;

                        (iii) in the case of Series C Preferred, a dividend in the amount of at least $0.64 per share multiplied by (i) the number one (1), in the event of dividends or other distributions made during the first fiscal year in which the Series C Preferred is outstanding, or (ii) the number of years elapsed since the first date of issuance of the Series C Preferred (pro rated for any partial years), less the aggregate amount previously paid as dividends on the Series C Preferred, in the event of dividends or other distributions made after the first fiscal year in which the Series C Preferred is outstanding; and

                        (iv) in the case of Series D Preferred, a dividend in the amount of at least $0.96 per share of Series D Preferred,

has in each case been declared and paid during that fiscal year.

                (b) For purposes of this Section 1, unless the context otherwise requires, a "distribution" shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, payable other than in Common Stock, or the purchase or redemption of shares of the corporation (other than repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the corporation or its subsidiaries upon termination of their employment or services) for cash or property.

                (c) As authorized by the General Corporation Law of the State of Delaware, a repurchase by the corporation of shares of Common Stock issued to or held by employees, officers, directors or consultants of the corporation or its subsidiaries upon termination of their employment or services shall not be deemed a "distribution" as defined in Section 1(b) above.

        2. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the corporation, either voluntary or involuntary, distributions to the stockholders of the corporation shall be made in the following manner:

                (a) The holders of the Outstanding Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership of such stock, (i) the amount of $1.60 per share for each share of Series A Preferred then held by them (adjusted for any combinations, consolidations, or



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stock distributions or stock dividends with respect to such shares) plus an amount equal to all declared but unpaid dividends on the Series A Preferred,
(ii) the amount of $4.00 per share for each share of Series B Preferred then held by them (adjusted for any combinations, consolidations, or stock distributions or stock dividends with respect to such shares) plus an amount equal to all declared but unpaid dividends on the Series B Preferred, (iii) the amount of $8.00 per share for each share of Series C Preferred then held by them (adjusted for any combinations, consolidations, or stock distributions or stock dividends with respect to such shares) plus an amount equal to all declared but unpaid dividends on the Series C Preferred and (iv) the amount of $12.00 per share for each share of Series D Preferred then held by them (adjusted for any combinations, consolidations, or stock distributions or stock dividends with respect to such shares) plus an amount equal to all declared but unpaid dividends on the Series D Preferred. If the assets and funds thus distributed among the holders of the Outstanding Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Outstanding Preferred Stock in a manner that the amount distributed to each holder of Outstanding Preferred Stock shall equal the amount obtained by multiplying the entire assets and funds of the corporation legally available for distribution hereunder by a fraction, the numerator of which shall be the aggregate liquidation preference of the shares of Outstanding Preferred Stock then held by such holder, and the denominator of which shall be the total liquidation preference of all shares of Outstanding Preferred Stock then outstanding.

                (b) After payment has been made to the holders of the Outstanding Preferred Stock of the full amounts to which they shall be entitled as set forth in Section 2(a) above, then the entire remaining assets and funds of the corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock in a manner such that the amount distributed to each holder of Common Stock shall equal the amount obtained by multiplying the entire remaining assets and funds of the corporation legally available for distribution hereunder by a fraction, the numerator of which shall be the number of shares of Common Stock then held by such holder, and the denominator of which shall be the total number of shares of Common Stock then outstanding.

                (c) For purposes of this Section 2, a merger or consolidation of the corporation with or into any other corporation or corporations, unless the stockholders of the corporation immediately following such transaction directly or indirectly own greater than fifty percent (50%) of the total voting power of the surviving or acquiring corporation or corporations and the aggregate per share value (determined in good faith by the corporation's Board of Directors) of each share of Outstanding Preferred Stock following such merger or consolidation plus any consideration paid to the holder of such share of Outstanding Preferred Stock in connection with such merger or consolidation is at least equal to the liquidation preference which such holder would be entitled to receive under Section 2(a) hereof in the event of liquidation, dissolution or winding up of the corporation, or a sale of all or substantially all of the assets of the corporation, shall be treated as a liquidation, dissolution or winding up of the corporation.

                (d) Notwithstanding Sections 2(a) and 2(b) hereof, the corporation may at any time, out of funds legally available therefor, repurchase shares of Common Stock of the corporation issued to or held by employees, officers, directors or consultants of the corporation or its subsidiaries upon



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termination of their employment or services on terms approved by a majority of disinterested members of the entire Board of Directors.

        3.      Voting Rights and Directors.

                (a) Generally. Except as otherwise required by law or by Sections 3 or 5 hereof, the holder of each share of Common Stock issued and outstanding shall have one vote, and the holder of each share of Outstanding Preferred Stock shall be entitled to vote on all matters and entitled with respect to such share to a number of votes equal to the number of shares of Common Stock into which such share of Outstanding Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of the corporation having general voting power and not separately as a class. Holders of Common Stock and Outstanding Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation. Fractional votes by the holders of Outstanding Preferred Stock shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Outstanding Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

                (b) Board Size. Prior to the conversion of all shares of the Outstanding Preferred Stock into Common Stock pursuant to Article IV, Section 4 hereof, the authorized number of directors of the corporation's Board of Directors shall be not less than six (6) nor more than ten (10). The exact number of directors shall be specified in the Bylaws of the corporation and may be changed by amendment of the corporation's Bylaws, duly adopted by the corporation's Board of Directors or by the stockholders, or by a duly adopted amendment to the Certificate of Incorporation. The corporation shall not alter the indefinite range in number of directors specified above or fix a definite number of directors without a provision for an indefinite range in its Certificate of Incorporation, Bylaws or otherwise, without first obtaining the written consent, or affirmative vote at a meeting of the holders of at least a majority of the then-outstanding shares of the Outstanding Preferred Stock, all series consenting or voting (as the case may be) together as a separate class.

                Upon conversion of all shares of Outstanding Preferred Stock into Common Stock pursuant to Article IV, Section 4 hereof, the size and composition of the Board of Directors will be determined as provided in Article VII hereof.

                (c)     Board of Directors Election and Removal.

                        (i) Election. Prior to the conversion of all shares of the Outstanding Preferred Stock into Common Stock pursuant to Article IV,
Section 4 hereof, the holders of the Outstanding Preferred Stock, all series voting together as a separate class (with cumulative voting rights as among themselves in accordance with Section 214 of the General Corporation Law of Delaware), shall be entitled to elect one (1) director of the corporation; the holders of the Common Stock, voting as a separate class (with cumulative voting rights as among themselves in accordance with Section 214 of the General Corporation Law of Delaware), shall be entitled to elect one (1) director of the corporation; and



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the holders of the Preferred Stock and the Common Stock, voting together as a single class (with cumulative voting rights as among themselves in accordance with Section 214 of the General Corporation Law of Delaware), shall be entitled to elect the remaining authorized number of directors of the corporation.

                Upon conversion of all shares of the Outstanding Preferred Stock into Common Stock pursuant to Article IV, Section 4 hereof, elections of directors will take place in accordance with Article VII hereof.

                        (ii)    Quorum; Required Vote.

                                (A)     Quorum. Prior to the conversion of all
shares of the Outstanding Preferred Stock into Common Stock pursuant to Article IV, Section 4 hereof at any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Outstanding Preferred Stock or Common Stock then outstanding, respectively, shall constitute a quorum of Outstanding Preferred Stock or Common Stock, as the case may be, for the election of directors to be elected solely by the holders of Outstanding Preferred Stock or Common Stock, respectively. The holders of Outstanding Preferred Stock and Common Stock representing a majority of the voting power of all the then-outstanding shares of Outstanding Preferred Stock and Common Stock shall constitute a quorum for the election of the director to be elected jointly by the holders of Outstanding Preferred Stock and the Common Stock.

                                (B)     Required Vote. Prior to the conversion
of all shares of the Outstanding Preferred Stock into Common Stock pursuant to
Article IV, Section 4 hereof with respect to the election of any director or directors by the holders of the outstanding shares of a specified series, series, class or classes of stock given the right to elect such director or directors pursuant to Subsection 3(c)(i) above ("Specified Stock"), that candidate or those candidates (as applicable) shall be elected who either: (1) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (2) in the case of any such vote taken by written consent without a meeting, are elected by the unanimous written consent of the holders of shares of such Specified Stock.

                        (iii) Vacancy. Prior to the conversion of all shares of the Outstanding Preferred Stock into Common Stock pursuant to Article IV,
Section 4 hereof, if there shall be any vacancy in the office of a director elected by the holders of any Specified Stock pursuant to Subsection 3(c)(i), then a successor to hold office for the unexpired term of such director may be elected by either: (A) the remaining director or directors (if any) in office that were so elected by the holders of such Specified Stock, by the affirmative vote of a majority of such directors (or by the sole remaining director elected by the holders of such Specified Stock if there is but one), or (B) the affirmative vote of holders of the shares of such Specified Stock that are entitled to elect such director under Subsection 3(c)(i).

                        (iv) Removal. Subject to Section 141 of the General Corporation Law of the State of Delaware, any director who shall have been elected to the Board of Directors by the holders of



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any Specified Stock pursuant to Subsection 3(c)(i) or by any director or directors elected by holders of any Specified Stock as provided in Subsection 3(c)(iii)(A) may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power of all the outstanding shares of such Specified Stock entitled to vote, given either a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting. Any vacancy created by such removal may be filled only in the manner provided in Subsection 3(c)(iii).

                (v) Procedures. Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this
Section 3(c), shall be held in accordance with the procedures and provisions of the corporation's Bylaws, the General Corporation Law of the State of Delaware and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

                (vi) Termination. Notwithstanding anything in this Subsection 3(c) to the contrary, the provisions of this Subsection 3(c) shall cease to be of any further force or effect upon the earliest of (A) the merger or consolidation of the corporation with or into any other corporation or corporations if such consolidation or merger is approved by the stockholders of the corporation in compliance with applicable law and the Certificate of Incorporation and Bylaws of the corporation; (B) a sale of all or substantially all of the corporation's assets; or (C) such time as no shares of Outstanding Preferred Stock are outstanding.

        4. Conversion. The holders of the Preferred Stock have conversion rights as follows (the "Conversion Rights"):

                (a)     Right to Convert.

                        (i) Series A Preferred. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for the Series A Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Issuance Price (as hereinafter defined) by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of the conversion (the "Series A Conversion Rate"). The Issuance Price for Series A Preferred Stock shall be $1.60 per share. The price at which shares of Common Stock shall be deliverable upon conversion (the "Series A Conversion Price") for Series A Preferred Stock shall initially be $1.60 per share of Common Stock. Such initial Series A Conversion Price shall be subject to adjustment as hereinafter provided.

                                Upon conversion, all declared and unpaid
dividends on the Series A Preferred shall be paid in cash.



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                        (ii)    Series B Preferred. Each share of Series B
Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Issuance Price (as hereinafter defined) by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of the conversion (the "Series B Conversion Rate"). The Issuance Price for Series B Preferred Stock shall be $4.00 per share. The price at which shares of Common Stock shall be deliverable upon conversion (the "Series B Conversion Price") for Series B Preferred Stock shall initially be $4.00 per share of Common Stock. Such initial Series B Conversion Price shall be subject to adjustment as hereinafter provided.

                        Upon conversion, all declared and unpaid dividends on the Series B Preferred shall be paid in cash.

                        (iii) Series C Preferred. Each share of Series C Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for the Series C Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series C Issuance Price (as hereinafter defined) by the Series C Conversion Price, determined as hereinafter provided, in effect at the time of the conversion (the "Series C Conversion Rate"). The Issuance Price for Series C Preferred Stock shall be $8.00 per share. The price at which shares of Common Stock shall be deliverable upon conversion (the "Series C Conversion Price") for Series C Preferred Stock shall initially be $8.00 per share of Common Stock. Such initial Series C Conversion Price shall be subject to adjustment as hereinafter provided.

                                Upon conversion, all declared and unpaid
dividends on the Series C Preferred shall be paid in cash.

                        (iv) Series D Preferred. Each share of Series D Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for the Series D Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series D Issuance Price (as hereinafter defined) by the Series D Conversion Price, determined as hereinafter provided, in effect at the time of the conversion (the "Series D Conversion Rate"). The Issuance Price for Series D Preferred Stock shall be $12.00 per share. The price at which shares of Common Stock shall be deliverable upon conversion (the "Series D Conversion Price") for Series D Preferred Stock shall initially be $12.00 per share of Common Stock. Such initial Series D Conversion Price shall be subject to adjustment as hereinafter provided.

                                Upon conversion, all declared and unpaid
dividends on the Series D Preferred shall be paid in cash.

                (b) Automatic Conversion. Each share of Outstanding Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price either



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(i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation to the public at a price per share (prior to underwriter commissions and offering expenses) of not less than $8.00 per share (as appropriately adjusted for any subsequent stock splits, stock dividends, reclassifications or recapitalizations) and with gross proceeds to the corporation (prior to underwriter commissions and offering expenses) of not less than $10,000,000 or (ii) upon the receipt by the corporation of the affirmative vote at a duly noticed stockholders meeting or pursuant to a duly solicited written consent of the holders of more than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Outstanding Preferred Stock. In the event of the automatic conversion of the Outstanding Preferred Stock upon a public offering as set forth in clause (i) above, the person(s) entitled to receive the Common Stock issuable upon such conversion of Outstanding Preferred Stock shall not be deemed to have converted such Outstanding Preferred Stock until immediately prior to the closing of such sale of securities.

                (c) Mechanics of Conversion. Before any holder of Outstanding Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Outstanding Preferred Stock, and shall give written notice to the corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Outstanding Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, and provided further that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Outstanding Preferred Stock are either delivered to the corporation or its transfer agent as provided above, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable after such delivery, or receipt of such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Outstanding Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Outstanding Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering or the effective date of such written consent, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                (d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder of Outstanding Preferred Stock would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock on the date of such conversion, as determined by the Board of Directors of the corporation. Whether or not fractional shares are issuable upon such



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conversion shall be determined on the basis of the total number of shares of
Outstanding Preferred Stock held by each holder at the time converting into Common Stock and the total number of shares of Common Stock issuable upon such aggregate conversion.

                (e) Adjustment of Conversion Price. The Conversion Price of the Outstanding Preferred Stock shall be subject to adjustment from time to time as follows:

                        (i) Issuance of Common Stock and Common Stock Equivalents. If, after the date hereof, the corporation shall issue (or, pursuant to Section 4(e)(ii)(C) hereof, shall be deemed to have issued) any Common Stock other than "Excluded Stock" (as defined below) for a consideration per share less than the Conversion Price for such series of Outstanding Preferred Stock in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations covered by Sections 4(e)(iv), (v), (vi) and (vii)), the Conversion Price for such series of Outstanding Preferred Stock in effect immediately after each such issuance shall forthwith be adjusted to a price equal to the quotient obtained by dividing:

                                (A)     an amount equal to the sum of

                                        (x)     the total number of shares of
Common Stock outstanding (including any shares of Common Stock issuable upon conversion of such series of Outstanding Preferred Stock, or deemed to have been issued pursuant to Section 4(e)(ii)(C) and 4(e)(iii)) immediately prior to such issuance multiplied by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance, plus

                                        (y)     the consideration received by
the corporation upon such issuance, by

                                (B)     the total number of shares of Common
Stock outstanding immediately prior to such issuance of Common Stock (including any shares of Common Stock issuable upon conversion of such series of Preferred Stock or deemed to have been issued pursuant to Section 4(e)(ii)(C) and 4(e)(iii)) plus the number of shares of Common Stock actually issued in the transaction which resulted in the adjustment pursuant to this Section 4(e)(i).

                        (ii) Treatment of Certain Issuances. For the purposes of any adjustment of the Conversion Price for such series of Preferred Stock pursuant to Section 4(e)(i), the following provisions shall be applicable:

                                (A)     In the case of the issuance of Common
Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the corporation in connection with the issuance and sale thereof.

                                (B)     In the case of the issuance of Common
Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value



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thereof as reasonably determined by the Board of Directors of the corporation, in accordance with generally accepted accounting treatment.

                                (C)     In the case of the issuance of (x)
options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (y) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (z) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                                        (1)     the aggregate maximum number of
shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(e)(ii)(A) and 4(e)(ii)(B) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                        (2)     the aggregate maximum number of
shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(e)(ii)(A) and 4(e)(ii)(B) above);

                                        (3)     on any change in the number of
shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                                        (4)     on the expiration of any such
options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights relate to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

                        (iii)   Excluded Stock. "Excluded Stock" shall mean:

                                (A)     all shares of Common Stock issued and
outstanding on the date this certificate is filed with the California Secretary of State;

                                (B)     all shares of Series A Preferred, Series
B Preferred, Series C Preferred and Series D Preferred and the Common Stock into which the shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred are convertible;

                                (C)     all shares of Common or Outstanding
Preferred Stock issuable pursuant to options, warrants or other rights outstanding as of June 9, 1999; or

                                (D)     all shares of Common or Outstanding
Preferred Stock (and/or options, warrants or other rights therefor) issued or issuable to employees, officers, directors, contractors, advisors, consultants, lessors, vendors, lenders, customers or strategic partners of the corporation pursuant to agreements or plans approved by the Board of Directors of the corporation.

All outstanding shares of Excluded Stock (including shares issuable upon conversion of the Series A Preferred Stock , the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock) shall be deemed to be outstanding for all purposes of the computations of Section 4(e)(i).

                        (iv) Stock Splits and Stock Dividends. If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of each series of Outstanding Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                        (v) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                        (vi) Cash Dividends. In case the corporation shall declare a cash dividend upon its Common Stock generally payable otherwise than out of retained earnings or shall distribute to all holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of Outstanding Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Outstanding Preferred Stock is then convertible.

                        (vii) Reorganization; Reclassification. In the case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), the consolidation or merger of the corporation with or into another person (other than a consolidation or merger to which the provisions of Section 2 hereof apply or in which the corporation is the continuing entity and which does not result in any change in the Common Stock), or a sale or transfer of all or substantially all of the corporation's assets, the shares of Outstanding Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, or sale, be convertible into the kind and number of shares of stock or other securities or property of the corporation or otherwise to which such holder would have been entitled if, immediately prior to such reorganization, reclassification, consolidation, merger, or sale, such holder had converted its shares of Outstanding Preferred Stock into Common Stock. The provisions of this clause (vii) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers or sales.

                        (viii) All calculations under this Section 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as appropriate.

                (f) Minimal Adjustments. No adjustment in the Conversion Price for any series of Outstanding Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

                (g) No Impairment. The corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue, sale or repurchase of securities or any other voluntary action, avoid or seek to avoid, directly or indirectly, the observance or performance of any of the terms to be observed or performed hereunder by the corporation or wrongfully deny any of the benefits or rights intended to be conferred hereby, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Outstanding Preferred Stock against impairment. This provision shall not, however, restrict the corporation's right to amend its Articles of Incorporation with the requisite stockholder consent.

                (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for a series of Outstanding Preferred Stock pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Outstanding Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Outstanding Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Outstanding Preferred Stock.

                (i) Notices of Record Date. In the event that this corporation shall propose at any time:

                        (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                        (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                        (iii)   to effect any reclassification or
recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                        (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, this corporation shall send to the holders of Preferred Stock:

                                (A)     at least ten (10) days' prior written
notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (C) and (D) above; and

                                (B)     in the case of the matters referred to
in clauses (C) and (D) above, at least ten (10) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of this corporation. Any notice required by the provisions of this Section 4 to be given to the holder of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the corporation's books.

                (j) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Outstanding Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        5. Protective Provisions. In addition to any other rights provided by law, so long as any shares of Outstanding Preferred Stock remain outstanding, the corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of outstanding shares of Outstanding Preferred Stock, all series voting together as a single class:

                (a) merge or consolidate with or into any corporation if such merger or consolidation would result in the stockholders of the corporation immediately prior to such merger or consolidation holding less than majority of the voting power of the stock of the surviving corporation immediately after such merger or consolidation;

                (b) sell all or substantially all the corporation's assets in a single transaction or series of related transactions;

                (c)     liquidate or dissolve;

                (d) declare or pay any dividends (other than dividends payable solely in shares of its own Common Stock) on or declare or make any other distribution, directly or indirectly, on account of any shares of Common Stock now or hereafter outstanding;

                (e) except as permitted by Section 3(b), alter the authorized number of directors in the corporation's Articles of Incorporation, Bylaws or otherwise;

                (f) amend or repeal any provision of, or add any provision to, the corporation's Articles of Incorporation if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock;

                (g) authorize or issue shares of any class of stock having any rights, preferences or privileges prior to or on a parity with the Preferred Stock;

                (h) reclassify any shares of Common Stock (or any other shares of the corporation other than the Preferred Stock) into shares having any rights, preferences or privileges prior to or on a parity with the Preferred Stock;

                (i) authorize or issue any additional series or shares of heretofore unauthorized Preferred Stock; or

                (j) repurchase any shares of Common Stock or Preferred Stock (other than shares of Common Stock issued to or held by employees, officers, directors or consultants of the corporation or its subsidiaries upon termination of their employment or services on terms approved by a majority of disinterested members of the entire Board of Directors).

        6. Waivers and Consents. Any preference, right, privilege or power of the Outstanding Preferred Stock may be waived, and any action of the corporation may be consented to, by the affirmative vote of the holders of a majority of the then-outstanding shares of Outstanding Preferred Stock, taken at a duly constituted meeting or by written consent, and such waiver or consent shall be binding upon all holders of Outstanding Preferred Stock.

        7. No Reissuance of Preferred Stock. Any share of Outstanding Preferred Stock acquired by the corporation, whether by redemption, repurchase, conversion or otherwise, shall be canceled, and shall not be reissuable.

                                       V.

        The corporation is to have perpetual existence.

                                       VI.

        Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                      VII.

        Except as otherwise provided in Article IV, the number of directors which constitutes the whole Board of Directors of the corporation shall be designated in the Bylaws of the corporation and may be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). At each annual meeting of stockholders, directors of the corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the General Corporation Law of the State of Delaware. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of this Amended and Restated Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled only by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. In the event that no directors elected by such class or classes of stock or series remain, the majority of the other directors then in office, although less than a quorum, or a sole remaining director may fill such vacancy or vacancies. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the corporation and until his or her successor shall have been duly elected and qualified.

        Effective at and after such time as the corporation has outstanding securities designated as qualified for trading as a national market system security on the National Association of Securities Dealers Automated Quotation System (or any successor national market system), or such later time as required by applicable law (the "Effective Date"), the directors of the corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III (collectively, the "Classes"). The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Effective Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Initial Public Offering, each of the successors elected as directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

        If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make the Classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                                      VIII.

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

                                       IX.

        To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended and by any other applicable law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        The corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

        Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this corporation's Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, with respect to any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                       X.

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                       XI.

        Effective at and after the Effective Time referred to in Article VII, the stockholders of the corporation may not take action by written consent in lieu of a meeting but must take any actions at a duly called annual or special meeting.

                                      XII.

        Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation.

                                      XIII.

        (a) Until the Effective Time referred to in Article VII, every stockholder complying with Section (b) of this Article XIII and entitled to vote at any election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are normally entitled, or distribute the stockholder's votes on the same principle among as many candidates as the stockholder thinks fit.

        (b) No stockholder shall be entitled to cumulate votes unless such candidate or candidates' names have been placed in nomination prior to the voting and a stockholder has given notice at the meeting prior to the voting of that stockholder's intention to cumulate votes.

                                      XIV.

        The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                    * * * * *

        A. This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

        B. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation. A majority of the outstanding shares of Common Stock and Preferred Stock, and a majority of the outstanding shares of Preferred Stock approved this Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware and in accordance with the corporation's Certificate of Incorporation and written notice of such was given by the corporation in accordance with Section 228.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, Wink Communications, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by the President and the Secretary in Alameda, California this _______ day of July, 1999.

                                        Wink Communications, Inc.

                                        By:
                                           -------------------------------------
                                           Maggie Wilderotter
                                           President


ATTEST:

By:
   -------------------------------
   Howard L. Schrott
   Secretary